UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2024

Equillium, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38692	82-1554746
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2223 Avenida de la Playa Suite 105
La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 240-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EQ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On June 4, 2024, Equillium, Inc. (the “Company”) announced topline data from its Phase 2, single dose, proof-of-concept study of EQ101 in adult patients with moderate, severe or very-severe alopecia areata (“AA”), an autoimmune disease driven by an immune cell attack of the hair follicles that causes hair loss. The primary objectives of the study were to evaluate the safety and tolerability profile of EQ101, as well as signs of efficacy using Severity of Alopecia Tool (“SALT”) scores, where a score of 100 represents total scalp hair loss and a score of 0 represents no scalp hair loss.

Results from the study demonstrated a favorable safety and tolerability profile with no serious adverse events (“SAEs”), and improvements in SALT scores above the published historically low placebo response rates. Of all subjects that completed 24 weeks of treatment (baseline SALT of 35 to 100, n=25), 20% achieved a SALT score of less than or equal to 20 by week 24. Of those subjects with moderate to severe AA at baseline that completed 24 weeks of treatment (SALT score 35 to < 95, n=17), 29% achieved a SALT score of less than or equal to 20 by week 24, and a mean SALT improvement from baseline of 18%.

EQ101 is a novel multi-cytokine inhibitor with a targeted mechanism of action against cytokines IL-2, IL-9 and IL-15, which are key drivers of the pathogenic T cells implicated in AA. To be eligible for the Phase 2 study for the treatment of AA, subjects were required to have at least 35 percent scalp hair loss due to AA, as measured by SALT, and a current hair loss episode of at least six months, but not more than seven years. The study enrolled 36 subjects at multiple clinical trial sites, with a mean baseline SALT score of 76. Twenty-five subjects completed the study; eleven subjects discontinued the study early, of which only five were attributed to adverse events. Throughout 24 weeks of treatment and 4 weeks of follow up, EQ101 was well tolerated with no SAEs and no notable changes in safety laboratory (coagulation, hematology, chemistry, liver function, urinalysis, cholesterol), electrocardiogram, vital signs, or physical exam findings were reported. The majority (98.9%) of adverse events were Grade 1 or 2, with the most common being upper respiratory tract infection, headache and fatigue. The two (1.1%) Grade 3 events in two subjects considered related to study treatment were a case of transient lymphocytopenia and fatigue.

Table 1 outlines response data on the 25 subjects that completed 24 weeks of treatment:

Table 1

Completed Subjects (24 weeks of treatment)

SALT Baseline by Subgroups	n (%)	Mean SALT @ Baseline	SALT ≤ 20 @ W24 n (%)	Mean SALT Improvement from Baseline @ W24
35 to <95 (moderate to severe)	17 (68%)	66.1	5 (29.4%)	18.4%
35 to <50 (moderate)	3 (12%)	39.9	2 (66.7%)	23.8%
50 to <95 (severe)	14 (56%)	71.8	3 (21.4%)	17.2%
95 to 100 (very severe, AU/AT*)	8 (32%)	99.8	0 (0.0%)	3.1%

Completed Subjects 35 - 100	25	76.9	5 (20%)	13.5%

*	Alopecia areata universalis (AU) or totalis (AT)

To better understand the depth of response in baseline SALT improvement, the Company conducted an analysis of 21 subjects characterized as responders (excluding subjects that had a 20% or more increase in SALT score, n=4) as shown in Table 2:

Table 2

Completed Subjects evaluated as Responders**

SALT Baseline by Subgroups	Mean SALT Improvement from Baseline @ W24
	n	(%)

35 to <95 (moderate to severe)	13	40.5%

35 to <50 (moderate)	2	78.8%

50 to <95 (severe)	11	33.5%
95 to 100 (very severe, AU/AT)	8	3.1%

Responders Only: 35 - 100	21	26.3%

**	Responders (n=21): excludes subjects that had a 20% or more increase in SALT score (n=4)

Preliminary data also indicate reductions of cell surface CD132 on both CD8 and NK cells in peripheral blood consistent with EQ101 target engagement and pharmacodynamic response.

The Company will make available on its website the presentation attached hereto as Exhibit 99.1 and which is incorporated herein by reference.

Forward-Looking Statements

Statements contained in this Current Report on Form 8-K regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding, among other things, the Company’s plans for further developing EQ101 and the expected timeline for initiation of and results from clinical studies, and the potential benefits of EQ101. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans,” “will,” “believes,” “anticipates,” “expects,” “intends,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with the Company’s business in general, and the other risks described in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this Current Report on Form 8-K speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Corporate Presentation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equillium, Inc.

Dated: June 4, 2024	By:	/s/ Jason A. Keyes
Jason A. Keyes
Chief Financial Officer